DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900
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EXHIBIT 5.1

August 21, 2020

Adaptive Biotechnologies Corporation

1551 Eastlake Avenue East, Suite 200

Seattle, Washington 98102

Ladies and Gentlemen:

We have acted as counsel to Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), in connection with the offer and sale from time to time by the selling shareholder named in the Prospectus Supplement (as defined below) of up to 33,493,708 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-239854) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2020, the related base prospectus dated July 14, 2020 contained in the Registration Statement (the “Base Prospectus"), and the prospectus supplement relating to the Shares filed with the Commission on August 21, 2020 pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Washington.

On the basis of the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Prospectus. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA Piper LLP (US)